EXHIBIT 2

                          ARTICLES OF CORRECTION TO THE

                      RESTATED ARTICLES OF INCORPORATION OF

                           UTAH MEDICAL PRODUCTS, INC.

         Pursuant to the provisions of Section 16-10a-1007 of the Utah Revised Business Corporation Act ("Act"), Utah Medical Products, Inc. (the "Corporation") filed Articles of Restatement of the Articles of Incorporation on June 2, 1994, which were supplemented by a Letter of Correction filed on August 24, 1994. Pursuant to the provisions of Section 16-10a-124 of the Act, the assistant secretary and treasurer of the Corporation, desiring to correct typographical errors in the Articles of Restatement of Articles of Incorporation of the Corporation, does hereby sign, verify, and deliver to the Division of Corporations and Commercial Code of the State of Utah this correction to the Articles of Incorporation for the Corporation.

         Section (c) of Article XI of the Articles of Restatement of the Articles of Incorporation included one subsection that was incorrectly numbered as subsection (iii) and included an extraneous cross-reference to subsection
(ii) in the erroneously-numbered subsection. The Articles of Restatement of the Articles of Incorporation should be corrected as follows:

                                   ARTICLE XI
                       FAIR PRICE ON BUSINESS COMBINATIONS

         .  .  .  .

         (c)      For the purpose of this Article XI:

         .  .  .  .

                           (ii) An Interested Shareholder shall be deemed to have acquired a share of the capital stock of the Corporation at the time when such Interested Shareholder became the Beneficial Owner thereof. With respect to shares owned by Affiliates or Associates of an Interested Shareholder or other person whose ownership is attributed to an Interested Shareholder, such Interested Shareholder shall be deemed to have purchased such shares at the higher of (A) the price paid upon the acquisition thereof by the Affiliate, Associate, or other person who owns such shares, or (B) the Market Price of the shares in question at the time when the Interested Shareholder became the Beneficial Owner thereof.

         Except as set forth above, the Articles of Incorporation of the Corporation shall not otherwise be changed, amended, or modified by these Articles of Correction.

         The undersigned, acting in the capacity as assistant secretary of the Corporation, has executed the foregoing Articles of Correction to the Articles of Incorporation and affirms and acknowledges, under penalty of perjury, that the facts contained herein are true.

         DATED this 20th day of September, 2004.



                                                     /s/ Paul O. Richins
                                                     ---------------------------
                                                     Paul O. Richins
                                                     Assistant Secretary